Exhibit 4.19

CONFORMED COPY

MORTGAGE OF SHARES

DATED 8TH SEPTEMBER, 2000

BETWEEN

EGGBOROUGH POWER (HOLDINGS) LIMITED

and

BARCLAYS BANK PLC

as Security Trustee

ALLEN & OVERY

London

THIS MORTGAGE OF SHARES is dated 8th September, 2000 between:

(1)	EGGBOROUGH POWER (HOLDINGS) LIMITED (Registered number SC201083) (the “Chargor”); and

(2)	BARCLAYS BANK PLC (the “Security Trustee”) as agent and trustee for the Finance Parties.

WHEREAS:

(A)	The Chargor enters into this Mortgage of Shares in connection with the Credit Agreement (as defined below).

(B)	It is intended that this Mortgage of Shares takes effect as a deed notwithstanding the fact that a party may only execute this Mortgage of Shares under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Mortgage of Shares:

“Act”

means the Law of Property Act 1925.

“Credit Agreement”

means the £550,000,000 credit agreement dated 13th July, 2000 (as amended and restated on 8th September, 2000) between (among others), the Borrower and the Security Trustee.

“Default Rate”

means the rate specified in Clause 9.4 (Default interest) of the Credit Agreement.

“Permitted Transfer”

means any sale, transfer, grant or disposal of any shares of the Borrower which are or may become held by the Chargor provided that the Chargor’s shareholding in the Borrower does not fall below 51 per cent. of the total issued share capital of the Borrower at any time as a result of such sale, transfer, grant or disposal.

“Receiver”

means a receiver and manager or (if the Security Trustee so specifies in the relevant appointment) a receiver, in either case, appointed under this Mortgage of Shares.

“Related Rights”

means any dividend or interest paid or payable in relation to any Shares and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Secured Liabilities”

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to the Finance Parties under each Finance Document except for any obligation which, if it were so included, would result in this Mortgage of Shares contravening Section 151 of the Companies Act 1985. For the purpose of this definition, the term “Finance Document” includes all amendments and supplements including supplements providing for further advances.

“Security Assets”

means the Shares and all other assets of the Chargor which are the subject of any security created by this Mortgage of Shares.

“Security Period”

means the period beginning on the date of this Mortgage of Shares and ending on the date on which the Security Trustee is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

“Shares”

means:

(a)	the 1,000,001 ordinary shares of £1 each in the share capital of the Borrower together with all the shares in the Borrower in which the Chargor has an interest in the future; and

(b)	any other stocks, shares, debentures, bonds or other securities and investments in the Borrower legally and/or beneficially owned by the Chargor or in which the Chargor has an interest.

1.2	(a) Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Mortgage of Shares, the same meaning herein.

(b)	The provisions of Clause 1.2 of the Credit Agreement apply to this Mortgage of Shares as though they were set out in full herein except that references to the Credit Agreement are to be construed as references to this Mortgage of Shares.

(c)	A reference in this Mortgage of Shares to assets includes, unless the context otherwise requires, present and future assets.

(d)	A person who is not a party to this Mortgage of Shares may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

2.	SECURITY

2.1	General

The Chargor as security for the payment of all the Secured Liabilities and with full title guarantee charges in favour of the Security Trustee:

(a)	by way of a first equitable mortgage or a first fixed charge, all the Shares; and:

(b)	by way of a first fixed charge, all Related Rights.

2.2	Distribution

Notwithstanding the creation of an equitable mortgage of the Shares and Related Rights under Clause 2.1 or the creation of a legal mortgage or charge of the Shares and Related Rights under Clause 13.2, the Chargor shall be entitled to receive and retain any Distributions made to it in accordance with Clause 17.27 (Distributions) of the Credit Agreement.

3.	PRESERVATION OF SECURITY

3.1	Continuing security

The security constituted by this Mortgage of Shares is continuing and will extend to the ultimate balance of all the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

3.2	Additional security

The security constituted by this Mortgage of Shares is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Security Trustee for any Secured Liability.

3.3	Waiver of defences

The obligations of the Chargor under this Mortgage of Shares will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Mortgage of Shares or prejudice or diminish those obligations in whole or in part including (whether or not known to it or the Security Trustee):

(a)	any time or waiver granted to, or composition with, the Borrower or other person;

(b)	the release of any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Mortgage of Shares shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Chargor’s obligations under this Mortgage of Shares shall remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Chargor’s obligations under this Mortgage of Shares be construed as if there were no such circumstance.

3.4	Immediate recourse

The Chargor waives any right it may have of first requiring the Security Trustee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before enforcing this Mortgage of Shares.

3.5	Appropriations

The Security Trustee (or any trustee or agent on its behalf) may at any time during the Security Period:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Finance Parties or the Security Trustee (or any other trustee or agent on their behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received on an enforcement of this Mortgage of Shares without liability to pay interest on those moneys.

3.6	Non-competition

The Chargor shall not at any time during the Security Period, after a claim has been made under this Mortgage of Shares or after this Mortgage of Shares becomes enforceable:

(a)	be subrogated to any rights, security or moneys held, received or receivable by the Finance Parties or the Security Trustee (or any other trustee or agent on their behalf) or be entitled to any right of contribution or indemnity in respect of any action taken, payment made or moneys received on account of the Chargor’s liability under this Mortgage of Shares;

(b)	claim, rank, prove or vote as a creditor of any other Obligor or their respective estates in competition with the Security Trustee; or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower or any other Obligor, or exercise any right of set-off as against any Obligor.

Unless the Security Trustee otherwise directs, the Chargor shall hold in trust for and forthwith pay or transfer to the Security Trustee any payment or distribution or benefit of security received by it contrary to this Clause 3.6 or as directed by the Security Trustee.

3.7	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of the Borrower, this Mortgage of Shares, any other security or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, this security and the liability of the Chargor under this Mortgage of Shares shall continue as if the discharge or arrangement had not occurred.

(b)	The Security Trustee may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Chargor makes the representations and warranties set out in this Clause 4 to the Security Trustee.

4.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Mortgage of Shares and the transactions contemplated by this Mortgage of Shares.

4.3	Legal validity

This Mortgage of Shares constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

4.4	Consents

All authorisations required in connection with the entry into, performance, validity and enforceability of this Mortgage of Shares and the transactions contemplated by this Mortgage of Shares have been obtained or effected and are in full force and effect.

4.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Mortgage of Shares do not and will not:

(a)	conflict with any applicable law or regulation or judicial or official order to which it is subject; or

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it.

4.6	Security

This Mortgage of Shares creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Chargor or otherwise.

4.7	Security Assets

(a)	The Shares and, to the extent applicable, the other Security Assets are fully paid.

(b)	The Chargor is the sole legal and beneficial owner of the Security Assets.

(c)	The Shares represent the whole of the issued share capital of the Borrower.

(d)	There are no agreements, rights or other matters whatsoever which would reasonably be likely to adversely affect the existence, enforceability or collectability of the Security Assets.

(e)	The Security Assets are free from any Security Interest other than the Security Interest created by this Mortgage of Shares.

4.8	Times for making representations and warranties

The representations and warranties set out in this Clause 4 are made on the date of this Mortgage of Shares and are deemed to be repeated by the Chargor on each date during the Security Period with reference to the facts and circumstances then existing.

5.	UNDERTAKINGS

5.1	Duration

The undertakings in this Clause 5 remain in force throughout the Security Period.

5.2	Deposit of Shares

The Chargor shall:

(a)	deposit with the Security Trustee, or as the Security Trustee may direct, all certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights; and

(b)	execute and deliver to the Security Trustee all share transfers and other documents which may be requested by the Security Trustee in order to enable the Security Trustee or its nominees to be registered as the owner or otherwise obtain a legal title to the Shares and their Related Rights at any time after a Default has occurred and is continuing.

5.3	Restrictions on dealing

The Chargor shall not:

(a)	create or permit to subsist any Security Interest on any Security Asset other than the Security Interest created by this Mortgage of Shares; or

(b)	sell, transfer or otherwise dispose of, any Security Asset other than a Permitted Transfer; or

(c)	take or permit the taking of any action which would reasonably be likely to result in the rights attaching to any of the Security Assets being altered or further shares in the Borrower being issued.

5.4	Calls and other obligations

(a)	The Chargor shall pay all calls or other payments due and payable in respect of any of the Security Assets and if the Chargor fails to do so the Security Trustee may pay the calls or other payments on behalf of the Chargor. The Chargor shall forthwith on demand reimburse the Security Trustee for any payment made by the Security Trustee pursuant to this paragraph (a) together with interest at the Default Rate from the date of payment by the Security Trustee up to and including the date of reimbursement by the Chargor.

(b)	The Chargor shall promptly copy to the Security Trustee and comply with all requests for information which is within its knowledge and which are made under section 212 of the Companies Act 1985 or any similar provision contained in any articles of association or other constitutional document relating to any of the Security Assets and if it fails to do so the Security Trustee may elect to provide such information as it may have on behalf of the Chargor.

(c)	The Chargor shall comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.

(d)	The Security Trustee is not obliged to carry out any obligation of the Chargor in respect of the Security Assets or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Mortgage of Shares.

6.	WHEN SECURITY BECOMES ENFORCEABLE

The security constituted by this Mortgage of Shares shall become immediately enforceable and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Mortgage of Shares, shall be immediately exercisable upon and at any time after the occurrence and continuance of an Event of Default. After the security constituted by this Mortgage of Shares has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of the security as it sees fit.

7.	ENFORCEMENT OF SECURITY

7.1	General

(a)	For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Mortgage of Shares.

(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Mortgage of Shares.

7.2	Shares

After the security constituted by this Mortgage of Shares has become enforceable, the Security Trustee may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the person or persons in whose name any Share or its Related Rights are registered or who is the holder of any of them or otherwise (including all the powers given to trustees by Section 10(3) and (4) of the Trustee Act, 1925 as amended by Section 9 of the Trustee Investment Act, 1961 in respect of securities or property subject to a trust).

7.3	Contingencies

If the Security Trustee enforces the security constituted by this Mortgage of Shares at a time when no amounts are due under the Finance Documents but at a time when amounts may or will become so due, the Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

7.4	No liability as mortgagee in possession

Neither the Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

7.5	Agent of the Chargor

Each Receiver is deemed to be the agent of the Chargor for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Security Trustee shall not incur any liability (either to the Chargor or to any other person) by reason of the Security Trustee making his appointment as a Receiver or for any other reason.

7.6	Privileges

Each Receiver and the Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that Section 103 of the Act does not apply.

7.7	Protection of purchaser

No person (including a purchaser) dealing with the Security Trustee or a Receiver or its agents will be concerned to enquire:

(a)	whether the Secured Liabilities have become payable; or

(b)	whether any power which the Security Trustee or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Security Trustee or the Receiver is to be applied.

8.	RECEIVER

8.1	Appointment of Receiver

At any time after the security constituted by this Mortgage of Shares becomes enforceable, or if the Chargor so requests the Security Trustee in writing, at any time, the Security Trustee may without further notice appoint under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if the Security Trustee had become entitled under the Act to exercise the power of sale conferred under the Act.

8.2	Removal

The Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver):

(a)	remove any Receiver appointed by it; and

(b)	may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act shall not apply.

8.4	Relationship with Security Trustee

To the fullest extent permitted by law, any right, power or discretion conferred by this Mortgage of Shares (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Mortgage of Shares becomes enforceable be exercised by the Security Trustee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 9 in addition to those conferred by the Act on any receiver appointed under the Act.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Mortgage of Shares individually and to the exclusion of any other Receivers.

(c)	Each Receiver has all the rights, powers and discretions set out in Schedule 1 to the Insolvency Act, 1986.

(d) A Receiver who is an administrative receiver of the Chargor has all the rights, powers and discretions of an administrative receiver under the Insolvency Act 1986.

9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Assets.

9.3	Carry on business

A Receiver may carry on the business of the Chargor as it relates to the Security Assets as he thinks fit.

9.4	Employees

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Mortgage of Shares upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Chargor.

9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Mortgage of Shares or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

9.6	Sale of assets

A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit.

9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

9.9	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

9.10	Delegation

A Receiver may delegate his powers in accordance with Clause 12 (Delegation).

9.11	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Mortgage of Shares; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

and may use the name of the Chargor for any of the above purposes.

10.	APPLICATION OF PROCEEDS

Any moneys received by the Security Trustee or any Receiver after the security constituted by this Mortgage of Shares has become enforceable shall be applied in the following order of priority (but without prejudice to the right of the Security Trustee to recover any shortfall from the Chargor):

(a)	in satisfaction of, or provision for, all costs and expenses incurred by the Security Trustee or any Receiver (including but not limited to costs and expenses incurred by the Security Trustee or any Receiver in the course of carrying on the business of the Chargor as it relates to the Security Assets) and of all remuneration due to any Receiver under this Mortgage of Shares;

(b)	in or towards payment of the Secured Liabilities or such part of them as is then due and payable; and

(c)	in payment of the surplus (if any) to the Chargor or other person entitled to it.

11.	EXPENSES AND INDEMNITY

The Chargor shall forthwith on demand pay all costs and expenses (including legal fees) incurred in connection with this Mortgage of Shares by the Security Trustee or any Receiver, attorney, manager, agent or other person appointed by the Security Trustee under this Mortgage of Shares and keep each of them indemnified against any failure or delay in paying the same.

12.	DELEGATION

The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by the Security Trustee under this Mortgage of Shares. Any such delegation may be made upon the terms (including power to subdelegate) and subject to any regulations which the Security Trustee or the Receiver may think fit. Neither the Security Trustee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate unless caused by the gross negligence or wilful default of the Security Trustee or, as the case may be, the Receiver.

13.	FURTHER ASSURANCES

13.1	General

The Chargor shall, at its own expense, take whatever action the Security Trustee or a Receiver may require for:

(a)	perfecting or protecting the security intended to be created by this Mortgage of Shares over any Security Asset; and

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by the Security Trustee or any Receiver or any of its delegates or sub-delegates in respect of any Security Asset after such time as the Security constituted by this Mortgage of Shares shall have become enforceable, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

13.2	Legal Charge

Without prejudice to the generality of Clause 13.1, the Chargor will forthwith at the request of the Security Agent (acting reasonably) execute a legal mortgage, charge or assignment over all or any of the Security Assets subject to or intended to be subject to any fixed security hereby created in favour of the Security Agent (as agent and trustee as aforesaid) in such form as the Security Agent may require but containing terms no more onerous than those in this Mortgage of Shares.

14.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Trustee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Mortgage of Shares, including under Clause 13 (Further Assurances). The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

15.	WAIVERS AND REMEDIES CUMULATIVE

The rights of the Security Trustee under this Mortgage of Shares:

(a)	may be exercised as often as necessary;

(b)	are cumulative and are not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

16.	MISCELLANEOUS

16.1	Covenant to Pay

The Chargor shall pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents

16.2	Tacking

The Security Trustee agrees on behalf of the Finance Parties that the Finance Parties shall perform its obligations under the Credit Agreement (including any obligation to make available further advances).

16.3	New Accounts

If the Security Trustee receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset and/or the proceeds of sale of any Security Asset, the Security Trustee may open a new account with the Chargor. If the Security Trustee does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Security Trustee will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Mortgage of Shares is security.

16.4	Certificates

A certificate or determination by the Security Trustee of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

16.5	Stamp duties

The Chargor will pay and forthwith on demand indemnify the Security Trustee against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Mortgage of Shares to the extent that the Security Trustee has not been so reimbursed under the Credit Agreement.

17.	CHANGES TO THE PARTIES

17.1	Transfers by the Chargor

The Chargor may not assign, transfer, novate or dispose of its rights and/or obligations under this Mortgage of Shares.

17.2	Transfers by Security Trustee

The Security Trustee may assign, transfer, novate or dispose of all or any part of its rights and/or obligations under this Mortgage of Shares to a successor Security Trustee appointed in accordance with Clause 13.11 of the Intercreditor Agreement or to any person or persons after the Security constituted by this Mortgage of Shares shall have become enforceable.

18.	SEVERABILITY

If a provision of this Mortgage of Shares is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Mortgage of Shares; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Mortgage of Shares.

19.	COUNTERPARTS

This Mortgage of Shares may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Mortgage of Shares.

20.	NOTICES

20.1	Giving of notices

All notices or other communications under or in connection with this Mortgage of Shares shall be given in writing and, unless otherwise stated, may be made by facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

20.2	Addresses for notices

(a)	The address and facsimile number of the Chargor are:

Eggborough Power (Holdings) Limited

10 Lochside Place

Edinburgh

Lothian E12 9DF

Facsimile No: 0131 527 2179 (Attention: Company Secretary) and 0131 527 2102 (Attention: Group Treasurer)

or such other as the Chargor may notify to the Security Trustee by not less than five Business Days’ notice; and

(b)	The address and facsimile number of the Security Trustee are:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Facsimile No: 020 7773 1840

or such other as the Security Trustee may notify to the Chargor by not less than five Business Days’ notice.

21.	RELEASE

(a)	Subject to Clause 21(b) below, upon the expiry of the Security Period (but not otherwise), the Security Trustee shall, at the request and cost of the Chargor, take whatever action is necessary to release the Security Assets from the security constituted by this Mortgage of Shares (including returning all certificates and other documents of title or evidence of ownership relating to such Security Assets).

(b)	In the case of a Permitted Transfer of any Shares, the Security Trustee shall, at the request and cost of the Chargor, take whatever action is necessary to release such Shares and all Related Rights thereto from the security constituted by this Mortgage of Shares (including returning all relevant certificates and other documents of title or evidence of ownership relating to such Shares and Related Rights) provided that the transferee shall have entered into a mortgage of the transferred Shares and Related Rights in favour of the Security Trustee substantially in the form of this Mortgage.

22.	GOVERNING LAW AND JURISDICTION

22.1	Governing Law

This Mortgage of Shares is governed by English law.

22.2	Jurisdiction

(a)	For the benefit of the Security Trustee, the Chargor agrees that the High Courts of Justice in London, and all appellate courts therefrom have jurisdiction to settle any disputes which may arise out of or in connection with this Mortgage of Shares and that any suit, action or proceedings (together “Proceedings”) in connection with this Mortgage of Shares may be brought in the High Courts of Justice in London and all appellate courts therefrom and accordingly submits to the jurisdiction of the High Courts of Justice in London and all appellate courts therefrom.

(b)	The Chargor hereby irrevocably and unconditionally agrees that nothing in this Mortgage of Shares shall affect the right to serve process in any manner permitted by law.

22.3	No limitation

Nothing in this Clause 22 shall limit the right of the Security Trustee to take Proceedings against the Chargor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

This Mortgage of Shares has been entered into as a deed on the date stated at the beginning of this Mortgage of Shares.

EXECUTED as a deed by	)
EGGBOROUGH POWER (HOLDINGS) LIMITED	)
acting by GORDON BOYD	)
as its attorney	)

GORDON BOYD

As attorney for Eggborough Power (Holdings) Limited

BARCLAYS BANK PLC

By:	ANDREW VINE